Jiuzi Holdings, Inc.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

JIUZI HOLDINGS, INC.
SEAL
THE CAYMAN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.001
ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARES PAR VALUE OF $0.001 EACH OF

JIUZI HOLDINGS, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

SHUIBO ZHANG
CEO

FRANCIS ZHANG
CFO

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

2849 Executive Drive, Suite 200, Clearwater, Fl. 33762
303.662.1112